EXHIBIT 1.2

Sponsorship and Agency Agreement: Qualifying Transaction and Prospectus Offering

THIS AGREEMENT dated for reference October 10, 2002, is made:

AMONG
HAYWOOD SECURITIES INC., a member of the TSX Venture Exchange (the “Exchange”), of 2000-400 Burrard Street, Vancouver, British Columbia, V6C 3A6
(the “Agent”);
AND
EVEOLUTION VENTURES INC., a company incorporated under the laws of British Columbia, of 2393-595 Burrard Street, Vancouver, British Columbia, V7X 1K8
(the “Issuer”).
AND
BEAR CREEK MINING COMPANY, a company incorporated under the laws of Arizona, of 3250 West Placita, Lechuzita, Tucson, Arizona, 95742
(the “BCMC”);
AND
PERU EXPLORATION VENTURES LLLP, a limited liability limited partnership formed under the laws of Arizona, of 3250 West Placita, Lechuzita, Tucson, Arizona, 95742
(“PeruEx”)
(BCMC and PeruEx are collectively referred to as the “Target”)

WHEREAS:

A.  The Issuer is a Capital Pool Company (as defined herein) with its common shares listed on the Exchange;

B.  The Issuer and certain securityholders of the Target have agreed that the Issuer will acquire all or substantially all of the issued and outstanding securities of the Target (the “Transaction”);

C.  The Transaction will constitute the qualifying transaction of the Issuer within the meaning of the Exchange Capital Pool Company Policies (as defined herein);

D.  Pursuant to the Exchange Sponsorship Policies (as defined herein) the Exchange requires that the Issuer obtain a member of the Exchange to act as its sponsor as a condition of approval of the Transaction;

E.  It is a condition of closing of the Transaction that the Issuer raise money by the sale of securities in order to finance its business after completion of the Transaction;

F.  The Issuer wishes to appoint the Agent to distribute those securities and the Agent is willing to accept the appointment on the terms and conditions of this Agreement;

THE PARTIES to this Agreement therefore agree:

1.1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

(a)	“1933 Act” means the United States Securities Act of 1933;

(b)	“Agent” has the meaning defined in the Recitals;

(c)	“Agent’s Warrants” means the common share purchase warrants of the Issuer to be issued to the Agent as part of the Agent’s compensation hereunder;

(d)	“Agent’s Warrant Shares” means the common shares in the capital of the Issuer which will be issued on exercise of the Agent’s Warrants;

(e)	“American Commissions” means the SEC and the state securities commissions of California, Arizona, Nevada, New York and New Jersey;

(f)	“Applicable Legislation” means the Securities Act or comparable legislation in each of the Selling Jurisdictions, the regulations and rules made under that legislation and all administrative policy statements, blanket orders, notices, directions and rulings issued by the Commissions;

(g)	“Approval Date” means the date the Exchange gives notice of approval of the Transaction;

(h)	“Business” means the corporate undertaking of the Issuer on completion of the Transaction, which will consist substantially of the corporate undertaking of the Target as presently constituted;

(i)	“Canadian Commissions” means the securities commissions of the Selling Jurisdictions which are in Canada;

(j)	“Capital Pool Company” has the meaning defined in the Exchange Policies;

(k)	“Certificates” means the certificates representing the Shares and the Warrants, in the names and denominations reasonably requested by the Agent, and the certificates representing the Agent’s Warrants;

(l)	“Closing” means the completion of the purchase and sale of the Units;

(m)	“Closing Day” means the third business day after the Offering Day;

(n)	“Commissions” means the securities commissions or securities regulatory authorities in the Selling Jurisdictions;

(o)	“Distribution” means the distribution or sale of the Units, and the Agent’s Warrants pursuant to this Agreement;

(p)	“Effective Date” means the date on which an MRRS Decision Document evidencing the issue of receipts for the final Prospectus by each of the Commissions in the provinces of British Columbia, Alberta and Ontario is issued under National Instrument 43-201 and the Registration Statement is declared effective by the United States Securities and Exchange Commission and the securities regulatory authorities in the states of California, Arizona, Nevada, New York and New Jersey;

(q)	“Exchange” means the TSX Venture Exchange;

(r)	“Exchange Act” means the United States Exchange Act of 1934

(s)	“Exchange Capital Pool Company Policies” means the Exchange Policies pertaining to Capital Pool Companies;

(t)	“Exchange Policy” means a policy, as amended, contained in the Exchange’s Corporate Finance Manual;

(u)	“Exchange Sponsorship Policies” means the Exchange Policies pertaining to sponsorship;

(v)	“Haywood USA” means Haywood Securities (USA) Inc.;

(w)	“Issuer” has the meaning defined in the Recitals;

(x)	“Issuer’s Subsidiary” means that body corporate identified in Schedule “A” hereto;

(y)	“Material Change” has the meaning defined in the Securities Act (British Columbia), as supplemented by National Policy 51-201;

(z)	“Misrepresentation” has the meaning defined in the Securities Act (British Columbia);

(aa)	“Offering” means the offering of the Units under the Prospectus and the Registration Statement;

(bb)	“Offering Day” means the day chosen by the Agent to contract the purchases of Units by the purchasers;

(cc)	“Offering Price” means US $0.50 per Unit;

(dd)	“Proceeds” means the gross proceeds of the Offering, less:

(i)	that portion of the Sponsorship Fee which has not been paid as of the Closing Day; and

(ii)	the expenses of the Agent in connection with the sponsorship and the Offering which have not been repaid by the Issuer.

(ee)	“Prospectus” means the preliminary and final prospectus intended to be filed by the Issuer with the Commissions in the provinces of British Columbia, Alberta and Ontario in connection with the Offering, including any amendments;

(ff)	“Registration Statement” means a registration statement prepared on form SB-2, including the related preliminary prospectus, intended to be filed by the Issuer with the SEC and the securities regulatory authorities of California, Arizona, Nevada, New York and New Jersey, in connection with the Offering, including any amendments;

(gg)	“Reports” means any business plans, engineering reports, geological reports, technical reports, valuation opinions or similar documents concerning the Business;

(hh)	“SEC” means the Securities and Exchange Commission of the United States of America;

(ii)	“Securities” means the Shares, the Warrants, the Warrant Shares, the Agent’s Warrants, and the Agent’s Warrant Shares;

(jj)	“Selling Jurisdictions” means the provinces of British Columbia, Alberta and Ontario and such other Canadian provinces as may be agreed between the Issuer and the Agent, the United States, the states of California, Arizona, Nevada, New York and New Jersey, and such other states of the United States as may be agreed by the Issuer and the Agent;

(kk)	“Shares” means the common shares in the capital of the Issuer comprised in the Units;

(ll)	“Target” has the meaning defined in the Recitals;

(mm)	“Target’s Branch” means Bear Creek Sucursal del Peru, BCMC’s duly registered Peruvian branch;

(nn)	“Transaction” has the meaning defined in the Recitals;

(oo)	“Units” means the 11,000,000 Units of the Issuer to be offered pursuant to this Agreement;

(pp)	“Warrant Indenture” means an agreement between the Issuer and Pacific Corporate Trust Company providing for creation and issue of the Warrants;

(qq)	“Warrant Shares” means the common shares in the capital of the Issuer which will be issued upon the exercise of the Warrants;

(rr)	“Warrants” means non-transferable common share purchase warrants of the Issuer having the terms provided in this Agreement and the certificates representing such warrants.

2.	INVESTIGATION BY AGENT

2.1  The Issuer and the Target will each at all times afford to the Agent and its authorized representatives full access to all of their respective properties, books, contracts, commitments and other corporate records, and will furnish the Agent with copies thereof and such other information concerning the Business as the Agent may reasonably request, in order that the Agent may undertake an investigation of the Business.

2.2  The Issuer and the Target will each forthwith provide the Agent with their most recent audited financial statements and unaudited financial statements, prepared as of a date satisfactory to the Agent.

2.3  The Issuer and the Target will forthwith provide the Agent with:

(a)	a draft information circular relating to the Transaction;

(b)	fully completed and executed personal information forms in Form 2A (as found in the Exchange’s Corporate Finance Manual) for all proposed directors and officers of the Issuer on completion of the Transaction;

(c)	copies of all Reports which are available, in final form or in draft if such Reports have not been finalized; and

(d)	copies of all material contracts to which either is a party.

3.	SPONSORSHIP DUTIES

3.1  The Agent will complete the preliminary investigation of the business and affairs of the Issuer and the Target in order to determine whether it will act as sponsor with regard to the transaction (the “Preliminary Due Diligence”) as soon as practicable, and, in any event, no later than September 20, 2002.

3.2  Upon completing the Preliminary Due Diligence, the Agent will either:

(a)	give notice to the Issuer that it has decided not to act as the Issuer’s sponsor with regard to the Transaction (the “Rejection Notice”); or

(b)	provide the Issuer with notice indicating to the Issuer that it has decided to act as the Issuer’s sponsor with regard to the Transaction, subject to the Agent’s satisfaction with the remainder of its investigation of the business and affairs of the Issuer and the Target.

3.3  Upon accepting the sponsorship role, the Agent will undertake the sponsorship duties with respect to the Transaction prescribed by the Exchange Sponsorship Policies (the “Sponsorship Duties”), and will execute such Sponsorship Duties until the close of business on the Approval Date, unless this responsibility is terminated earlier by either the Agent or the Issuer in accordance with the Sections of this Agreement dealing with termination (the “Sponsorship Term”).

3.4  The Agent, in its sole discretion may hire any consultant, expert or business valuator (a “Consultant”) which the Agent considers necessary in order to perform the due diligence required by the Exchange Sponsorship Policies and the Issuer agrees to pay all fees and expenses incurred by the Agent in connection with the Consultant, subject to Section 18.1 of this Agreement.

3.5  This Agreement is effective from the reference date of this Agreement until such time it is terminated, either by the fulfilment of all duties and obligations of each of the parties hereunder, by the issuance of a Rejection Notice by the Agent or pursuant to the Sections of this Agreement which deal with termination of this Agreement.

3.6  Regardless of the manner in which this Agreement is terminated, the obligations of the Issuer outlined in the Sections of this Agreement dealing with the payment of the Sponsorship Fee, Expenses and Indemnities (all of which are defined in this Agreement) will continue in full force until such time as these obligations are satisfied.

4.	LISTING APPLICATION AND CONDUCT OF THE OFFERING

4.1  The Issuer appoints the Agent as its exclusive agent for sale of the Units and the Agent accepts the appointment and agrees:

(a)	to offer the Units for sale under the Prospectus in the Canadian Selling Jurisdictions; and

(b)	to offer the Units for sale in those of the Selling Jurisdictions located in the United States through Haywood USA.

4.2  The Agent will use its reasonable commercial efforts to sell the Units (on an “all or none” basis) in the Selling Jurisdictions, but will act as agent only and will be under no obligation to purchase any of the Units.

4.3  The Issuer will provide the Agent with a draft preliminary Prospectus and Registration Statement as soon as practicable.

4.4  As soon as practicable after the Agent has indicated that it is satisfied with the form and substance of the draft preliminary Prospectus and Registration Statement, the Issuer will file the preliminary Prospectus with the Commissions in the Selling Jurisdictions in Canada, and the Registration Statement (including the related preliminary prospectus) with the Commissions in the Selling Jurisdictions in the United States. The Issuer will promptly advise the Agent when the Registration Statement has become effective.

4.5  The Issuer will use its best efforts to resolve all comments on the preliminary Prospectus which it receives from the Canadian Commissions, and to file and obtain receipts for the (final) Prospectus from the Canadian Commissions as soon as practicable.

4.6  After first filing the Registration Statement with the SEC, the Issuer will next file with the SEC, either:

(a)	prior to the effective date of the Registration Statement, an amendment to the Registration Statement (including the form of final prospectus); or

(b)	after the effective date of the Registration Statement, a final prospectus in accordance with Rules 424(b) and Rule 430A under the 1933 Act.

In the case of (b), the Issuer will include in the Registration Statement, as amended at the effective date thereof, all information required by the 1933 Act and the rules promulgated thereunder to be included in the Registration Statement and the prospectus included therein at such effective date.

4.7  From and after the Effective Date until the Closing Date, and for such longer period (the “Specified Period”) as:

(a)	any of the Warrants or the Agent’s Warrants remain outstanding; and

(b)	a prospectus may be required to be delivered under the 1933 Act in connection with sales of any Securities by Haywood USA or a dealer;

the Issuer will ensure that the Registration Statement and the related prospectus included therein:

(c)	complies in all material respects with the 1933 Act and the rules promulgated thereunder;

(d)	constitutes full, true and plain disclosure of all material facts relating to the Issuer and to the Securities; and

(e)	does not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

4.8  The Issuer will use its best efforts to cause the Registration Statement, and any amendment thereto, to remain effective continuously through the Specified Period. If the Issuer uses Rule 430A or the filing of the prospectus included in the Registration Statement is otherwise required under Rule 424(b) of the 1933 Act, the Issuer will file such prospectus (properly completed if Rule 430A has been used) pursuant to Rule 420(b) within the prescribed time period and will provide satisfactory evidence to the Agent of such timely filing. During the Specified Period, the Issuer:

(a)	will not file any amendment of the Registration Statement or amendment or supplement to the prospectus included therein unless the Issuer has furnished such amendment or supplement to the Agent prior to filing, and will not file any such amendment or supplement to which the Agent reasonably objects;

(b)	will advise the Agent of any request by the SEC for any amendment to the Registration Statement, or any supplement to the prospectus included therein or for any additional information;

(c)	will advise the Agent when any amendment to the Registration Statement or supplement to the prospectus included therein shall have been filed and when it has become effective;

(d)	will advise the Agent of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose, and will use its best efforts to prevent the issuance of any such stop order;

(e)	will advise the Agent of its receipt of any notification with respect to the suspension of the qualification of the Securities for trading in any jurisdiction, or the institution or threatening of any proceeding for such purpose, and will use its best efforts to prevent such suspension;

(f)	will comply, at its own expense, with all requirements imposed upon it by the SEC, the 1933 Act, the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, so far as necessary to permit the continuance of sales or dealing in the Securities in accordance with the Warrant Indenture, the certificates representing the Agent’s Warrants and this Agreement.

4.9  The Issuer will, as soon as practicable and in any event not later than 45 days after the end of its fiscal quarter in which the first anniversary date of the effective date of the Registration Statement occurs, make generally available (within the meaning of Section 11(a) of the 1933 Act) to its securityholders and to the Agent an earnings statement or statements of the Issuer which will satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 promulgated thereunder, covering a period of at least 12 consecutive months beginning after the effective date of the Registration Statement.

4.10  The Issuer will timely file with the SEC an appropriate form to register the Securities pursuant to Section 12(g) of the Exchange Act, and comply with all registration, filing and reporting requirements of the Exchange Act which may be applicable to the Company.

4.11  Neither the Issuer nor the Agent will take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, whether under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Shares, the Warrant Shares or the Agent’s Warrant Shares.

4.12  Prior to the Closing Day, the Issuer will make application to list the Shares, the Warrant Shares and the Agent’s Warrant Shares on the Exchange and must obtain conditional approval of such application from the Exchange prior to Closing.

4.13  Following the Effective Date and after receiving conditional acceptance from the Exchange, the Issuer and the Agent will set the Offering Day.

4.14  The Offering Day will be on or before the day which is 90 days after the Effective Date.

4.15  The Closing will take place on the Closing Day.

4.16  The Agent will advise the Issuer and its counsel in writing when the Distribution under the Prospectus and the Registration Statement is complete.

5.	OPINIONS AND CERTIFICATES

5.1  On the Effective Date, the Issuer will deliver the following documents to the Agent and its counsel in form and substance acceptable to them (the “Deliveries”):

(a)	comfort letters from the auditors of the Issuer and the Target, dated as of the date of the Prospectus and the Registration Statement and addressed to the Agent and its counsel, relating to the accuracy of the financial statements forming part of the Prospectus and the accuracy of the financial, numerical and certain other information disclosed in the Prospectus;

(b)	opinions of Canadian and U.S. counsel for the Issuer, dated as of the Effective Date and addressed to the Agent and its counsel, relating to any legal matter in connection with the creation, issuance and sale of the Shares, the Warrants and the Agent’s Warrants for which the Agent may reasonably request an opinion (the “Issuer Legal Opinion”);

(c)	opinions of Canadian and U.S. counsel for the Target, dated as of the Effective Date and addressed to the Agent and its counsel, related to any legal matter in connection with the Business for which the Agent may reasonably request an opinion (the “Target Legal Opinion”);

(d)	certificates of the Issuer and the Target, dated as of the Effective Date and signed by the president of the Issuer or the Target, as the case may be, or by another officer approved by the Agent, certifying certain facts relating to the Issuer and its affairs or the Target and its affairs, as the case may be (the “Officer’s Certificates”); and

(e)	any other certificates, comfort letters or opinions in connection with any matter related to the Prospectus and the Registration Statement which are reasonably requested by the Agent or its counsel.

5.2  On the Closing Day, the Issuer will provide the Agent and its counsel with evidence of the necessary approval of the Commissions and the Exchange for the Offering, the Issuer Legal Opinion, the Target Legal Opinion and the Officer’s Certificates updated to the Closing.

6.	SPONSORSHIP FEE

6.1  In consideration of the Agent acting as the Issuer’s sponsor with regard to the Transaction, the Issuer will pay to the Agent a fee of CDN $50,000 plus G.S.T. (the “Sponsorship Fee”) of which CDN $25,000 plus G.S.T. has been paid as of the date of this Agreement with the balance payable on Closing [Note to draft: subject to confirmation by Haywood].

6.2  The Issuer’s obligation to pay the Sponsorship Fee survives the termination of this Agreement.

7.	AGENT’S COMPENSATION

7.1  In consideration of the Agent’s services in connection with the sale of the Units under this Agreement, the Issuer will:

(a)	pay the Agent a commission of 7.5% of the Offering Price per Unit sold whether purchased by the Agent for its own account or for its clients or purchased by other members of the Exchange for their own accounts or for their clients; and

(b)	issue to the Agent on each Closing or to members of its selling group as directed by the Agent such number of Agent’s Warrants as is equal to 12% of the number of Units sold on such Closing.

7.2  The Agent’s Warrants will be represented by certificates and will be non-transferable except as permitted by Applicable Legislation and any order granted by the Commissions.

7.3  One Agent’s Warrant will entitle the holder to purchase one common share in the capital of the Issuer.

7.4  The right to purchase Agent’s Warrant Shares under the Agent’s Warrants may be exercised at any time up to the close of business one year from the Closing Day at an exercise price of US $0.50 per Agent’s Warrant Share.

7.5  The certificates representing the Agent’s Warrants will include, among other things, provisions for the appropriate adjustment in the class, number and price of the Agent’s Warrant

Shares upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the shares, the payment of stock dividends or the amalgamation of the Issuer.

8.	THE UNITS

Each Unit will consist of one Share and one-half of one Warrant.

9.	WARRANTS

9.1  The Warrants will be non-transferable and in registered form.

9.2  The Warrants may be exercised at any time up to the close of business one year from the Closing Day.

9.3  One whole Warrant will entitle the holder to purchase one additional previously unissued common share of the Issuer at an exercise price of US $0.75 per share.

9.4  The certificates representing the Warrants will include, among other things, provisions for the appropriate adjustment in the class, number and price of the common shares of the Issuer issuable under the Warrants upon the occurrence of certain events, including any subdivision or consolidation of the common shares of the Issuer, the payment of stock dividends or the amalgamation of the Issuer.

10.	CLOSING OF THE OFFERING

10.1  The Closing will take place on the Closing Day.

10.2  On Closing:

(a)	the Issuer will deliver the Certificates to the Agent against payment of the Proceeds; and

(b)	the Agent will pay the Proceeds to the Issuer against delivery of the Certificates.

10.3  The obligation of the Agent to pay the Proceeds to the Issuer shall be subject to the following conditions precedent:

(a)	the Issuer and the Target shall have performed or complied with each covenant and obligation herein provided on their respective parts to be performed or complied with;

(b)	each of the representations and warranties of the Issuer and the Target herein shall continue to be true, and the Officer’s Certificates shall contain certification to that effect;

(c)	the Issuer shall have, to the satisfaction of the Agent’s counsel, taken or caused to be taken all steps and proceedings which may be requisite under the Applicable Legislation to qualify the Distribution to the public in the Selling Jurisdictions through registrants who have complied with the provisions of the Applicable

Legislation, including filing and obtaining receipts for the Prospectus and declaration of the effectiveness of the Registration Statement in the United States and the states of California, Arizona, Nevada, New York and New Jersey; and

(d)	the Issuer and the Target will have completed the Transaction, on terms acceptable to the Agent.

11.	COVENANTS OF THE ISSUER AND THE TARGET

11.1  If, during the Sponsorship Term, a Material Change with respect to the Issuer or the Target occurs, or is anticipated or threatened, the Issuer or the Target, as the case may be, will:

(a)	promptly notify the Agent, in writing, of the full particulars of the change;

(b)	file with the Commissions and the Exchange as soon as practicable, and in any event no later than 10 days after the change occurs, an amendment to the Prospectus and the Registration Statement in form and substance acceptable to the Agent disclosing the material change; and

(c)	provide as many copies of that amendment to the Agent as the Agent may reasonably request.

11.2  If the Issuer or the Target is not certain as to whether a Material Change has occurred, the Issuer or the Target, as the case may be, will promptly notify the Agent, in writing of the full particulars of the event giving rise to the uncertainty, and will consult with the Agent as to whether such event constitutes a Material Change.

11.3  The Issuer and the Target will each in good faith discuss with the Agent any fact or change in circumstances (actual and anticipated, contemplated or threatened, whether financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Agent pursuant to the previous Subsection.

11.4  Nothing in this Agreement is to be construed as a fetter on the discretion of the directors of the Issuer or the Target.

11.5  All information relating to the Issuer and the Target provided by the Issuer and the Target to the Agent must be directed to the corporate finance department of the Agent, and neither the Issuer nor the Target will disclose to any other person associated with the Agent any information relating to the Issuer or the Target which is not publicly available.

12.	ACKNOWLEDGEMENTS OF ISSUER

12.1  The Issuer acknowledges that the Issuer, its directors, and its proposed directors and management upon completion of the Transaction are aware of their responsibilities concerning continuous and timely disclosure under Applicable Legislation, and in particular, without limitation, of the Issuer’s responsibility to issue a press release, and file a material change report, in the event of a Material Change in the business, operations, assets or ownership of the Issuer.

12.2  The Issuer acknowledges that the Agent has advised the Issuer, the Target and their respective directors about the Exchange’s on-going requirements concerning the minimum distribution of the Shares on completion of the Transaction.

13.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE TARGET

13.1  The Issuer and the Target each severally warrant and represent to the Agent, and acknowledge that the Agent is relying on such warranties and representations in entering into this Agreement, that with respect to itself:

(a)	the descriptions of its assets and liabilities set out in its balance sheets, including the notes thereto, to be included in the Prospectus and the Registration Statement will be true and correct, will accurately and fairly present its financial position and condition as at the dates thereof, will reflect all liabilities (absolute, accrued, contingent or otherwise) as at the dates thereof and will be prepared in accordance with generally accepted accounting principles, applied on a consistent basis;

(b)	its statements of earnings, retained earnings and changes in financial position, including the notes thereto, to be included in the Prospectus and the Registration Statement will in each case accurately and fairly present the results of operations for the periods covered thereby and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout such periods;

(c)	its financial position as at the date hereof is no less favourable than that disclosed in the most recent balance sheets included in the Prospectus and the Registration Statement;

(d)	the information concerning the Business which will be provided to the authors of the Reports will be accurate, complete and fair, and the Reports, to the best of its knowledge, will be fair and accurate in all particulars;

(e)	to the extent that they are required to do so, the authors of the Reports will possess all of the qualifications required by the Exchange and the Commissions of authors of such reports;

(f)	the execution of this Agreement does not and will not conflict with, and does not and will not result in a breach of, or constitute a default under, any agreement or instrument to which it is a party, or by which it is bound, or the terms of its incorporating documents;

(g)	the execution of this Agreement has been authorized by all necessary corporate action on its part;

(h)	as of the date hereof:

(i)	there has not been any Material Change in its assets, liabilities or obligations (absolute, accrued, contingent or otherwise);

(i)	there has not been any Material Change in its capital or long-term debt;

(ii)	there has not been any Material Change in the Business, the business prospects, condition (financial or otherwise) or the results of its operations;

from those disclosed in the most recent financial statements provided to the Agent;

(iii)	since the date of the most recent financial statements provided to the Agent, it has carried on business in the ordinary course;

(j)	it is duly registered and licensed to carry on business in the jurisdictions which it carries on business or owns property;

(k)	no order suspending the sale of or ceasing the trading in any of its securities has been issued and not rescinded, revoked or withdrawn by any securities commission, regulatory authority or stock exchange in any jurisdiction, and no proceedings for that purpose have been instituted or are pending or are, to the knowledge of its directors or senior management, contemplated or threatened by any securities commission, regulatory authority or stock exchange;

(l)	no enquiry or investigation, formal or informal, in relation to it or its directors or senior management, has been commenced or threatened by any official or officer of any securities commission, regulatory authority or stock exchange;

(m)	the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch are duly registered and licenced to carry on business or own property in the jurisdictions in which they carry on business or own property where so required by the laws of that jurisdiction;

(n)	the authorized and issued capital of the Issuer is 50,000,000 common shares of which 4,000,000 are issued and outstanding as fully paid and non-assessable;

(o)	the Issuer will reserve or set aside sufficient common shares in its treasury to issue the Shares, the Warrant Shares and the Agent’s Warrant Shares;

(p)	except as qualified by the Prospectus and the Registration Statement, the Target or the Target’s Branch are the beneficial owners of the properties, business and assets or the interests in the properties, business or assets referred to as being owned by them therein; all agreements by which the Target or the Target’s Branch hold an interest in a property, business or asset are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(q)	the Prospectus and the Registration Statement will contain full, true and plain disclosure of all Material Facts in relation to the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch, their business and their securities, will contain no Misrepresentations, will be accurate in all material respects and will omit no fact, the omission of which will make such representations misleading or incorrect;

(r)	the Issuer has complied and will comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, Applicable Legislation and all applicable corporate statutes in relation to the issue and trading of its securities and in all matters relating to the Offering;

(s)	the issue and sale of the Units and the Agent’s Warrants by the Issuer does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which the Issuer is a party;

(t)	except as disclosed in the Prospectus and Registration Statement, neither the Issuer, the Target, the Issuer’s Subsidiary nor the Target’s Branch are a party to any actions, suits or proceedings which could materially affect the business or financial condition of the Issuer on a basis consolidated with that of the Target, and no such actions, suits or proceedings are contemplated or have been threatened;

(u)	there are no judgments against the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch which are unsatisfied, nor are there any consent decrees or injunctions to which any of them are subject;

(v)	this Agreement has been duly authorized by all necessary corporate action on the part of the Issuer and the Target and the Issuer has full corporate power and authority to undertake the Offering;

(w)	there is not presently, and will not be until the conclusion of the Distribution, any Material Change or change in any Material Fact relating to the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch which has not been or will not be fully disclosed in the Prospectus and the Registration Statement;

(x)	except as disclosed in the Prospectus and Registration Statement, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming such a right, agreement or option, for the issue or allotment of any unissued shares in the capital of the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch or any other security convertible into or exchangeable for any such shares, or to require the Issuer, the Target, the Issuer’s Subsidiary or the Target Branch to purchase, redeem or otherwise acquire any of the issued and outstanding shares in their capital;

(y)	the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch have filed all federal, provincial, local and foreign tax returns which are required to be filed, or have requested extensions thereof, and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith;

(z)	the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch have established on their books and records reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch except for taxes not yet due, and there are no audits of any of the tax returns of the Issuer, the Target, the Issuer’s Subsidiary and the Target’s Branch which are known by their respective management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Issuer, the Target, the Issuer’s Subsidiary or the Target’s Branch; and

(aa)	other than the Agent, no person, firm or corporation acting or purporting to act at the request of the Issuer is entitled to any brokerage, agency or finder’s fee in connection with the transactions described herein.

13.2  The Issuer represents and warrants to the Agent, and acknowledges that the Agent has relied on such representations and warranties in entering into this Agreement, that:

(a)	it has no subsidiaries other than the Issuer’s Subsidiary. Schedule “A” hereto accurately sets out the information relating to the constating documents and the authorized and issued capital of the Issuer’s Subsidiary. All the issued and outstanding shares in the capital of the Issuer’s Subsidiary have been validly allotted and issued and are outstanding as fully-paid and non-assessable and no person, firm, or corporation has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement (including convertible securities and warrants) for the purchase, subscription or issuance of any unissued shares, securities or warrants of the Issuer’s Subsidiary; and

(b)	it is the beneficial owner of record of that number of the issued and outstanding shares in the capital of the Issuer’s Subsidiary set forth in Schedule “A”, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, and no person, firm or corporation has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement (including convertible securities and warrants) for the purchase from the Issuer of any interest in any of the issued and outstanding shares in the capital of the Issuer’s Subsidiary.

13.3  The Target represents and warrants to the Agent, and acknowledges that the Agent has relied upon such representations and warranties in entering into this Agreement, that the Target Branch is a duly registered Peruvian branch of BCMC.

13.4  The Issuer and the Target each severally agree that their respective representations and warranties set forth herein will continue to be true and accurate throughout the term of this Agreement, and each will promptly provide written notice to the Agent if it becomes aware that any of its representations and warranties set forth in this Section are not true and accurate.

14.	REPRESENTATIONS AND WARRANTIES OF THE AGENT

The Agent warrants and represents to the Issuer and the Target that:

(a)	it and Haywood USA are each valid and subsisting corporations under the law of the jurisdictions in which they were incorporated;

(b)	it and Haywood USA together have appropriate registration under Applicable Legislation in order to conduct the Offering;

(c)	it is a member in good standing of the Exchange; and

(d)	it and Haywood USA will each sell the Units in compliance with Applicable Legislation.

15.	INDEMNITIES

15.1  The Issuer and the Target will each indemnify and save harmless the Agent, and each director, officer, employee or agent of the Agent (collectively, the “Indemnified Parties”), from and against all losses, claims, damages, liabilities, costs or expenses caused or incurred by the Indemnified Party, arising or resulting from any breach by the Issuer or the Target of any of the terms of this Agreement (the “Indemnities”).

15.2  If any action or claim is brought against an Indemnified Party in respect of which indemnity may be sought from the Issuer or the Target pursuant to this Agreement, the Indemnified Party will promptly notify the Issuer or the Target, as the case may be, in writing.

15.3  The Issuer or the Target, as the case may be, will assume the defence of the action or claim, including the employment of counsel and the payment of all expenses.

15.4  The Indemnified Party will have the right to employ separate counsel, and the Issuer or the Target, as the case may be, will pay the fees and expenses of such counsel.

15.5  The Indemnities provided for in this Section will not be limited or otherwise affected by any other indemnity obtained by the Indemnified Party from any other person in respect of any matters specified in this Agreement and will continue in full force and effect until all possible liability of the Indemnified Party arising out of this Agreement has been extinguished by the operation of law.

15.6  If indemnification under this Agreement is found in a final judgment (not subject to further appeal) by a court of competent jurisdiction not to be available for reason of public policy, the Issuer, the Target and the Indemnified Parties will contribute to the losses, claims, damages, liabilities or expenses (or actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to and fault of the Issuer and the Target, on the one hand, and the Indemnified Parties on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof). No person found liable for a fraudulent misrepresentation (within the meaning of applicable securities laws) will be entitled to contribution from any person who is not found liable for such fraudulent misrepresentation.

15.7  To the extent that any Indemnified Party is not a party to this Agreement, the Agent will obtain and hold the right and benefit of this Section in trust for and on behalf of such Indemnified Party.

16.	FILING OF PROSPECTUS AND REGISTRATION STATEMENT

16.1  The Issuer will cause the Prospectus and Registration Statement to be filed with the Commissions and will use its best efforts to obtain receipts for the preliminary and final Prospectus and to have the Registration Statement declared effective.

16.2  The Issuer will provide the Agent with as many commercial copies of the Prospectus and Registration Statement as the Agent reasonably requests.

16.3  Delivery of the Prospectus and Registration Statement and any amendment thereto shall constitute a representation and warranty by the Issuer and the Target to the Agent that all information and statements (except information and statements supplied by and relating solely to the Agent) relating to it contained in the Prospectus and Registration Statement and any amendment thereto are true and correct in all material respects at the time of delivery thereof and contain no Misrepresentations and constitute full, true and plain disclosure of all Material Facts relating to it and that no Material Fact or material information has been omitted therefrom (except facts or information supplied by and relating solely to the Agent) which is required to be stated therein or is necessary to make statements of information contained therein not misleading in light of the circumstances under which they were made. Such delivery shall also constitute the Issuer’s consent to the Agent’s use of the Prospectus and Registration Statement, any amendment thereto and any other documents supplied to the Agent by the Issuer for the purpose of the sale of Units in compliance herewith and with the Applicable Legislation.

17.	TERMINATION

17.1	The Agent may terminate any or all of its obligations under this Agreement at any time if:

(a)	an adverse Material Change (actual, anticipated or threatened) in the assets, liabilities (contingent or otherwise), business operations or capital of the Issuer or the Target should occur or a change in a Material Fact relating to any of the securities of the Issuer occurs or is announced by the Issuer ;

(b)	any order is made suspending trading in the Shares on the Exchange, or any order to cease or suspend trading in the Shares or other securities of the Issuer or the Target (including communicating with persons in order to obtain expressions of interest) is made pursuant to any of the Applicable Legislation or is made by any other regulatory authority, and is not rescinded, revoked or withdrawn within 30 days of the making thereof;

(c)	any enquiry or investigation (whether formal or informal) in relation to the Issuer or the directors, officers or promoters of the Issuer or Target is commenced or threatened by an officer or official of any securities regulatory authority in Canada or by any officer or official of any other competent authority;

(d)	there is an event, accident, governmental law or regulation or other occurrence of any nature which, in the opinion of the Agent, seriously affects or will seriously affect the financial markets or the business of the Issuer or the Target or the ability of the Agent to perform its obligations under this Agreement or an investor’s decision to purchase Units;

(e)	following a consideration of the history, business, products, property or affairs of the Issuer, the Target or their principals and promoters, the Agent determines, in its sole discretion, that it is not in the interest of investors to complete the Offering;

(f)	the Units cannot, in the opinion of the Agent, be marketed due to the state of the financial markets, or the market for the Units in particular;

(g)	the Issuer or the Target are at any time in breach of any of the terms of this Agreement; or

(h)	the Agent determines that any of the representations or warranties made by the Issuer or the Target in this Agreement is false or has become false.

17.2  The Agent may give notice of any termination by notice in writing to the Issuer and the Target. Notwithstanding the giving of any notice of termination under this Agreement, the Issuer will promptly after the notice pay all expenses and fees as provided for in the Sections of this Agreement dealing with Expenses of the Agent and incurred up to the time of the giving of such notice.

17.3  The Issuer and the Target acknowledge and agree that, if the Agent terminates this Agreement, the Agent will comply with all applicable provisions of the Exchange Sponsorship Policies relating to termination, including the filing of a letter explaining the termination with the Exchange. In such event, the Agent may disclose to the Exchange such information concerning the Issuer or the Target as the Agent in its sole discretion considers to be necessary to fulfill its obligations to the Exchange and the requirements of the Exchange Sponsorship Policies, including information which the Issuer or the Target has disclosed to the Agent on a confidential basis.

17.4  The rights of the Agent to terminate its obligations under this Agreement are in addition to such other remedies as it may have in respect of any default, Misrepresentation, act or failure of the Issuer or the Target in respect of any of the matters contemplated by this Agreement.

17.5  The Issuer or the Target may dismiss the Agent as its sponsor upon giving 10 days written notice to the Agent, however the obligations of the Issuer or the Target outlined in the Sections of this Agreement dealing with the payment of the Sponsorship Fee and Expenses and the Indemnities will continue in full force until such time as these obligations are satisfied.

17.6  If the Agent exercises its right to terminate this Agreement pursuant to this Section, then the Issuer will immediately issue a press release setting out particulars of the termination.

18.	EXPENSES OF AGENT

18.1  The Issuer will pay all of the expenses reasonably incurred by the Agent in connection with the transactions contemplated by this Agreement and the Sponsorship Duties, including, without limitation, the fees and expenses of any solicitors retained by the Agent in connection with the transactions contemplated by this Agreement and the Sponsorship Duties and the fees and expenses of any Consultant retained by the Agent in connection with the performance of its Sponsorship Duties for which copies of accounts or invoices have been provided to the Issuer on or before the Closing Date (the “Expenses”) to a maximum aggregate value of CDN $20,000, unless otherwise agreed upon by the Agent and the Issuer [Note: subject to confirmation by Haywood].

18.2  The Issuer will pay the Expenses even if the transactions contemplated by this Agreement are not completed or this Agreement is terminated, unless the failure of acceptance or completion or the termination is the result of a breach of this Agreement by the Agent.

18.3  The Agent may, from time to time, render accounts for the Expenses to the Issuer for payment on the dates set out in such accounts.

18.4  The Issuer’s covenant to pay the Expenses shall survive termination of this Agreement.

18.5  The Issuer authorizes the Agent to deduct its Expenses in connection with the Sponsorship Duties and the Offering from the proceeds of the Offering.

19.	ASSIGNMENT AND SELLING GROUP PARTICIPATION

The Agent may offer selling group participation in the normal course of the brokerage business to selling groups of other licensed dealers, brokers and investments dealers, who may or who may not be offered part of the Agent’s Commission or Agent’s Warrants.

20.	NOTICE

20.1  Any notice under this Agreement will be given in writing and must be delivered, sent by fax or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by such party in writing.

20.2  If notice is sent by fax or is delivered, it will be deemed to have been given at the time of transmission or delivery.

20.3  If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

20.4  If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to or within 48 hours of the time a notice is mailed the notice will be sent by fax or will be delivered.

20.5  All notices to the Issuer, BCMC and PeruEx shall be sent to the attention of Catherine McLeod-Seltzer in respect of the Issuer, and Andrew Swarthout in respect of BCMC and PeruEx.

21.	TIME

Time is of the essence of this Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

22.	LANGUAGE

Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, feminine or the body corporate where required by the context.

23. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations, warranties, covenants and indemnities of the parties contained in this Agreement will survive the closing of the Transaction and purchase and sale of the Units for a period of three years.

24.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.

25.	COUNTERPARTS

This Agreement may be executed in two or more counterparts and delivered by fax. Each executed counterpart will be deemed to be an original and all of them will constitute one agreement, effective as of the reference date given above.

26.	HEADINGS

The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

27.	ENUREMENT

This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors.

28.	LAW

This Agreement and its application and interpretation will be governed exclusively by the laws prevailing in British Columbia. The parties to this Agreement consent to the jurisdiction of the courts of British Columbia, which courts shall have exclusive jurisdiction over any dispute of any kind arising out of or in connection with this Agreement.

The corporate seal of	)
HAYWOOD SECURITIES INC.	)
was hereunto affixed in the presence of:	)
)
)
)
)
Authorized Signatory	)	c/s
)
)
)
Authorized Signatory	)

EVEOLUTION VENTURES INC.

Per:

Authorized Signatory

Per:

Authorized Signatory

BEAR CREEK MINING COMPANY

Per:

Authorized Signatory

Per:

Authorized Signatory

BEAR CREEK MINING COMPANY AS
GENERAL PARTNER OF PERU
EXPLORATION VENTURES LLP

Authorized Signatory

Authorized Signatory

THIS IS SCHEDULE A TO THAT AGREEMENT
BETWEEN HAYWOOD SECURITIES INC, EVEOLUTION VENTURES INC., BEAR CREEK MINING COMPANY
AND PERU EXPLORATION VENTURES LLLP
DATED OCTOBER 10, 2002

		Issued and Outstanding	Shares of Issuer's
Name of Issuer's	Authorized Capital	Shares of Issuer's	Subsidiary Owned by
Subsidiary	of Issuer's Subsidiary	Subsidiary	Issuer

EVEolution Ventures (USA) Inc.	50,000,000	8,600,000 (as at Closing)	8,600,000 (as at Closing)